Exhibit 14(c) Global Code of Conduct OUR VALUES Client-focused Integrity always Excellence Respect

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES From our Chairman and Chief Executive Officer Our clients, advisors, employees, shareholders and regulators rightfully expect us to obey the law and to treat them with integrity. Ameriprise Financial has a proud, more than Our Board of Directors, Executive 120 year history as a successful, client- Leadership Team and I hold ourselves to the The success of focused financial services firm. No company same high standards of conduct that we Ameriprise depends on can thrive for over a century and grow as expect you to honor. For those who lead the trust and confidence we have without a deep commitment to others, it’s your duty to set the right ethical behavior and doing what is right for example for behavior. And it’s up to each of we earn every day. our clients, advisors, employees and us to ensure we treat team members and Our actions matter. shareholders. Our Global Code of Conduct others with dignity and respect. emphasizes the core ethical principles that Our vision is to be the most respected and must guide our behavior at all times. referred financial services brand. We can The Global Code of Conduct also identifies only achieve our vision if each of us does potential areas of ethical risk. Please read it business the right way. Thank you for your carefully. When you see misconduct, report it commitment to the principles in the Code to your leader. Ask your leader for help when and the continued success of our company. you are unsure of the right thing to do. We will not take action against an individual who reports what he or she believes in good faith to be misconduct. Even if it turns out that no JAMES M. CRACCHIOLO misconduct occurred, you will be protected as CHAIRMAN AND CHIEF EXECUTIVE OFFICER long as you acted in good faith.   2

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES Contents • Introduction − This Code applies to everyone ........4 • Report your concerns .........................6 • Our ethical principles − Obey the law and guard against criminal activity ............................7 − Do the right thing for the client ......9 − Conduct business ethically ........... 11 − Compete fairly in the marketplace 13 − Protect the company’s reputation and assets ................................. 15 − Safeguard and maintain accurate information .................. 17 − Treat everyone with dignity and respect ............................... 19 • Navigate your ethical questions ........ 21 • Consequences for non-compliance .... 22 • Resources ....................................... 23   3

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES This Code applies to everyone at Ameriprise Financial All officers, employees, financial advisors and their staff must follow this Code. Why ethics matter What you need to know You must read and comply with the policies and procedures that apply to you. (See Page 23 for a The culture of any company is determined by • We value ethics and integrity. partial list of company policies.) what its directors, officers and employees • We maintain an environment where actually do rather than what they are supposed This Code can’t cover every situation compliance and adherence to the Code of to do. It is simply about doing the right thing, Conduct is the norm. No code of conduct or ethics can anticipate all of day in and day out. the circumstances that you may encounter during About the Code your career. If the Code doesn’t address a specific We expect you to: This Code is enterprise-wide and applies to situation, you are still obligated to act in an ethical and honest manner. Above all, seek guidance from • Comply with the Code. everyone working for one of the company’s business areas or affiliates. Commitment to the your leader, manager or one of the provided • Act with integrity, due skill, care and ethical principles helps ensure compliance with the resources (See list of resources on Page 6) before diligence Code. you act. • Follow all applicable laws, rules and This Code applies even if you also adhere to Violations of the Code regulations. another code of ethics or conduct within your If you violate the Code, you will be subject to • Be open and cooperative with our business area. disciplinary action, including possible termination regulators For U.S. employees and employee advisors, of your employment or franchise agreement. • Use your best judgment. compliance with the Code is a condition of Disciplinary action will depend on the employment. For franchise advisors and their staff, circumstances and will be consistent with the • Ask for guidance before you act. compliance with the Code is required by the company’s policies and procedures. (See • Report ethical concerns promptly. franchise agreement. consequences for non-compliance on Page 22.) • Be an example of ethical behavior for your Applicable company policies Waivers of the Code team. The Code requires you to comply with the Only the Board of Directors of Ameriprise • Pay due regard to the interests of our provisions of other policies, codes of ethics and Financial, Inc. can grant a waiver of the Code of clients and treat them fairly. other business procedures to which you are Conduct. We will promptly disclose to our shareholders any waivers granted to our executive subject. • Observe proper standards of market officers and directors. conduct.   4

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES I’m a contractor working on a three- month project. Since I’m not an employee, does the Code apply to me? Yes. Anyone doing business on behalf of Ameriprise Financial, RiverSource, Columbia Threadneedle Investments or any of our other subsidiaries is held accountable for reading, understanding and following the Code and all company policies applicable to his or her roles and responsibilities. When we refer to “Ameriprise” or our “company,” we mean all majority-owned businesses and entities of Ameriprise Financial, Inc. I discovered that my coworker is violating the Code by falsifying financial results. Do I have to report this? Yes. You, too, will have violated the Code if you don’t report your concerns. As long as you act in good faith, you will be protected from retaliation. This very important point is covered in more detail in the next section.   5

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Report your concerns

If you observe behavior that concerns you, or that you believe in good faith may be illegal or a violation of the Code, you are required to report the issue promptly.

Why ethics matter

Your diligence allows us to correct problems that may involve a violation of law or pose a risk to health, safety or the company's reputation.

We expect you to report concerns promptly to your leader, manager or one of the following resources:

- **Employee Relations Group Service Center** – ERGSC@ampf.com
- **Ethics Hotline** – 1.800.963.6395
- **Safe Call** (UK) – 0800 915 1571
- **FCA Whistleblowing** (UK) – whistle@fca.gov.uk
- **Public Concern at Work** (UK) – helpline@pcaw.co.uk
- **Corporate Secretary's Office** – Thomas.R.Moore@ampf.com
- **General Counsel's Organization** – Karen.Wilson.Thissen@ampf.com
- **Executive Vice President, Human Resources** – Kelli.A.Hunter@ampf.com

What you need to know

- We respond appropriately to all allegations by employees, suppliers, clients or contractors that the company is not meeting its legal, ethical or financial obligations.
- We provide several reporting options for anyone who suspects breaches of the Code, our policies or the law.

Whistleblower claims

Acting ethically includes reporting misconduct. If you don't report the misconduct of others, you are not acting ethically and will be held accountable. It may not be easy to report misconduct involving a colleague or friend, but that is what we expect you to do.

You should, in good faith, report an alleged impropriety that prevents the company from meeting its legal obligations or complying with generally accepted accounting principles.

- A whistleblower is an individual who lawfully makes any allegation of impropriety or discloses or provides information or assistance in connection with any governmental proceeding or inquiry.
- Acting in good faith means that you have a sincere belief that a reasonable person in the same situation with access to the same facts would also conclude there is a likelihood of misconduct.

Non-retaliation

We will not tolerate any retaliation against you if you report possible misconduct in good faith even if it turns out that no misconduct occurred. You won't be fired, given a lower performance rating or demoted solely because you reported possible misconduct in good faith. Retaliating against a person who has reported a suspected violation is considered a violation of the Code.

- All reports are investigated, and your report will be treated confidentially to the extent allowed by law and company policy.
- If you believe you have been retaliated against, promptly contact any of the resources listed on this page.
- Leaders are responsible for properly reporting any allegations they become aware of.

◀ 6 ▶

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Obey the law and guard against criminal activity

We comply with all laws and regulations that apply to our operations, including insider trading laws.

Why ethics matter

Legal or regulatory violations can cost our shareholders millions of dollars in legal judgments, fines or penalties. In some cases, you could also face fines, the loss of your job and even imprisonment. The company often sets a higher standard than what the law requires, so it is important to understand all policies that apply to you.

We expect you to:

- Become familiar with the laws and regulations that apply to you and your job, including insider trading laws, which apply to everyone.
- Complete all mandatory training, disclosures and other requirements related to your job.
- Stay current on legal and regulatory developments you need to know.
- Report suspected insider trading, market abuse or fraudulent activity promptly.

What you need to know

- We obey the law in our professional lives just as we do in our personal lives. Being unaware that a law or regulation exists won't excuse any violation you commit.
- We follow the advice of our legal and compliance professionals.
- We always cooperate fully and honestly with our regulatory agencies during examinations and inquiries.

Comply with rules, regulations and laws

Additional rules or regulations may apply to you in your home country or because of your specific job responsibilities. Each of us is responsible to know and follow the laws wherever we work.

Fraud prevention

Preventing fraud is a responsibility of everyone at all levels. You have a duty to be mindful of potential fraudulent activity and to promptly report anything suspicious. Fraud includes a wide variety of illegal acts, all characterized by the intent to deceive someone. Fraud can be committed to the detriment of the company, our clients, our shareholders or others, and can be carried out by people inside as well as outside of the company.

Insider trading

Insider trading is both illegal and unethical. Insider trading is the practice of buying or selling securities of any company, including Ameriprise Financial, when you are aware of material, non-public information about that company or its securities. If you are convicted of insider trading, you could be sentenced to years in prison.

Personal trading

Our personal trading rules, policies and procedures apply to everyone who is subject to this Code with few exceptions. These rules are derived from securities and investment laws, regulatory guidelines and other corporate policies. They aim to eliminate the appearance of conflict between the personal trading activities of our associates and our clients as well as the rest of the investing public.

In addition to the general rules that apply broadly to individuals subject to the Code, more restrictive rules apply to certain persons based on their access to information and/or their job responsibilities. You are responsible for understanding the related company policies that apply to you.

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Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES I told my spouse about a company that Ameriprise Financial is considering buying. Was that wrong? Yes. First, you should not share confidential business information with anyone unless it’s necessary to do your job. Second, if this is material, non-public information and your spouse trades in the stock of Ameriprise or the other company, you both could face prosecution for insider trading. Am I subject to blackout periods for trading in the company’s stock? It depends on your role within the company. The company’s Board of Directors, certain executive officers and other designated employees are subject to regular quarterly blackout periods, during which they are prohibited from executing transactions in Ameriprise Financial securities. The blackout periods generally begin on Jan. 1, April 1, July 1 and Oct. 1. The beginning date of each blackout period is fixed, regardless of whether that date happens to be a business day. Each blackout period ends one full business day after the public release of the last quarter’s earnings results. If you are subject to the blackout, you will receive emails telling you when it will begin and end.   8

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES Do the right thing for the client From initial contact with prospects, through our continued service of existing individual or institutional client and end-client accounts, we stand behind what we say and do. What you need to know In addition, the content must meet applicable Why ethics matter regulatory and legal standards. When preparing • We carefully consider the impact of our advertising, marketing and communication for the We maintain our clients’ loyalty and improve their decisions on clients. public, you must ensure that required reviews and experience by acting with integrity. Our first approvals are received prior to first use. priority is the success of our clients. They have • We provide exceptional client service. selected us to help them reach their financial • We are committed to making full and fair Suitability goals, support their children’s education and disclosures. Advice and products recommended must be prepare for retirement on their terms. If we break Full and fair disclosure suitable for each client. Always take the time to that trust, our clients will leave us for other firms. ensure that investment advice and products or You must make full and fair disclosure of all features, services recommended are appropriate given a benefits, risks and fees of products or services sold or We expect you to: client’s age, financial situation, investment marketed to all clients and prospects, particularly planning objectives and tolerance for risk. Also, • Be truthful and accurate. where your interests may conflict with those of our take time to provide clients with the information • Never mislead a client or prospect. clients. Full and fair disclosure applies to initial client necessary for them to fully understand the communications as well as to subsequent features, potential benefits and risks of the • Help clients and prospects understand our recommendations. products and services. recommended product or service. When dealing Your disclosures must be accurate, fair and with elderly clients, pay special attention to their • Provide clients and prospects with all balanced and presented in the proper context. Do expected financial needs and tolerance for risk. information they need to make an informed not omit material facts or qualifications if the decision about our products and services. Our suitability requirements apply not only to result would be misleading. initial buy, sell and hold recommendations, but Marketing, advertising and communications with also to subsequent recommendations in existing the public accounts. Marketing, advertising and communications with the public, including clients, prospects, investors, analysts and the general public, must be truthful and accurate. You may not make exaggerated or misleading statements, regardless of whether the information is given directly or indirectly. You must answer all questions honestly and completely.   9

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES My job doesn’t involve client contact. Recently, however, someone claiming to be a client was transferred to my number. She was upset about something, but I politely said I couldn’t help her and hung up. Was that wrong? Yes. In this situation, you should ask for the person’s name, address, telephone number and a brief description of the issue. After telling her you will find the right person to help her, talk to your leader about how to follow up. You should never try to answer a question if you are not qualified to do so, but each of us has a responsibility to do the right thing for our clients. We know that trust must be earned and are committed to making fair and accurate disclosures.   10

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES Conduct business ethically We have a duty to promote the interests of the company. That means we do not use the company’s property or information for our own benefit or to compete with the company. What you need to know You are prohibited from using your position with Why ethics matter the company, or information acquired during your • We do not use company information and employment or relationship with the company, to Employees, officers and directors owe a duty to the property for personal gain. advance your personal interests over the interests company to advance its legitimate interests. Your of clients or the company. personal interests, whether winning a promotion or • We carefully monitor and control conflicts of earning more compensation, are never more interest. Gifts or entertainment important than the best interests of our clients or • We do not give, solicit or accept gifts that Generally, you may only accept gifts (including the company. could influence our business judgment. business-related meals or entertainment) if the Conflicts of interest value of the gift is not significant and the gift will not place you – or appear to place you – under any We expect you to: You may engage in an outside activity if it does not obligation to the donor. Before accepting a gift, compete or conflict with the interests of the • Address conflicts of interest before you take you should ask yourself if the gift would appear company or interfere with the responsibilities of any job action or engage in an outside business significant to others or place you under any activity that may benefit you or your family. your job or the company’s employees. A conflict of obligation. If the answer is yes, then you should interest occurs when your private interests This applies to everyone, regardless of whether not accept the gift. you are a registered person interfere in any way – or even appear to interfere – with the interests of a client or the company. A You may be subject to a specific policy related to • Avoid even the appearance of impropriety. conflict of interest also arises when you or a accepting or giving gifts over a certain dollar value. • Comply with company policies related to member of your family receives improper personal (Please refer to policies that apply to you.) benefits as a result of your position in the outside business activities, political Political contributions and involvement contributions and gifts and entertainment. company. We respect your right to participate in the political − Advisors, registered persons and investment- You must be especially sensitive to potential process. However, because of U.S. campaign access persons must file reports as required by conflicts of interest when you are considering applicable policies. finance laws, you may not: use company funds or engaging in consulting or other outside activities be reimbursed for a political contribution; allow a − All persons subject to the Code and located in that involve the skills and knowledge you use in candidate or campaign to use company facilities or the U.S. must seek guidance from the your job. Simply reporting or disclosing an activity property; use work time or company equipment Corporate Secretary about potential conflicts of without first resolving possible conflicts of interest for political or campaign purposes; or allow your interest, whether involving gifts, vendor may result in a violation of the Code. relationships, outside business activities, or contribution of time or money to appear to be other circumstances. made with, or reimbursed by, company funds −   11

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES A client sent me a case of wine as a gift. I know that if I purchased the wine, it would be expensive. Can I accept this gift? If you are subject to a gift and entertainment policy, you may be required to decline the gift politely and return it. If you are a licensed person, you should seek advice from your registered principal or the Compliance Department. If you don’t know whether a gift policy applies to you, you should call the Corporate Secretary. Remember that you are never permitted to solicit a gift from a client, vendor or anyone else doing business with the company. Do I need to pre-clear my political contributions and political volunteer activities? If you are a financial advisor, you are subject to pre-clearance requirements. Otherwise, you need to refer to the Political Contributions policy to see if you are covered. Depending upon changes in your job or band level, you may become subject to pre- clearance in the future even if you are not covered now. Also, it's important to see if your current political contributions may affect your chances to apply for certain jobs in the future, due to the SEC’s pay-to-play rules.   12

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES Compete fairly in the marketplace We believe that everyone benefits from fair, free and open markets, and we compete fairly in the marketplace based on the merits of our products and services. What you need to know All employees, officers and directors should deal fairly with our clients, investors, suppliers and competitors. Why ethics matter • We must never offer, make or accept unlawful We don’t take unfair advantage of anyone through payments or gifts regardless of local business manipulation, concealment, abuse of privileged We operate in a highly regulated industry and customs. information, misrepresentation of material facts or under intense media and public scrutiny. any unfair practices. Regulators and prosecutors recognize the • We comply with all antitrust, anti-bribery, importance of a strong ethical and compliance anticorruption, monopoly and competition laws. Non-retaliation culture. Failure to comply can have serious consequences for the company and for you. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the Antitrust and competition law We expect you to: disclosure of a trade secret that is made: We prohibit agreements intended to limit • in confidence to a Federal, State, or local • Deal fairly with clients, vendors, competition. We expect you to avoid any competitors and other employees. government official or to an attorney solely for the agreement with a competitor to limit competition. purpose of reporting or investigating a suspected • Maintain the company’s confidential • When dealing with outside companies, violation of law; or or proprietary information and including contractors and vendors, consider trade secrets. • in a complaint or other document filed in a lawsuit whether they are competing with Ameriprise or other proceeding, if such filing is made under Financial. seal. • The General Counsel’s Organization is An individual who files a lawsuit for retaliation by an available whenever you question the legality employer for reporting a suspected violation of law of a proposed activity or need further may disclose the trade secret to the attorney of the guidance. individual and use the trade secret information in the • False or misleading statements about our court proceeding, if the individual files any document competitors are contrary to our values and containing the trade secret under seal; and does not damage our reputation. disclose the trade secret, except pursuant to court order. Fair dealing   13

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES I noticed that a contractor made a mistake in its invoice in our favor. What should I do? Call the contractor to discuss the invoice and confirm that we have been undercharged. If so, ask for a corrected invoice. That’s what we would expect if we made that mistake in one of our invoices. I’m having a business lunch with an official of a foreign government at an inexpensive restaurant. I know that he is an avid golfer, so I plan to give him a box of golf balls as a small gesture of appreciation for meeting with me. What do I need to know? This legal area is very complex, so seek advice from the General Counsel’s Organization before you give anything of value to a government official or anyone claiming to represent a government or a government- controlled entity. The United States Foreign Corrupt Practices Act and the UK Bribery Act impose severe penalties if you give anything of value to a government official. Many other countries are also enacting strict laws against bribery and corruption. In this case, even a modest meal and small gift can result in severe penalties for you and the company.   14

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Protect the company's reputation and assets

We diligently safeguard the company's reputation, its physical and intellectual property and all sensitive information.

Why ethics matter

Our ability to attract and retain clients, advisors and employees depends on our reputation as an ethical, honest and law-abiding company. Anything that you do, whether at work or in your personal life, that damages our reputation is a serious matter. Be especially careful not to post or say anything on social media that could embarrass you or damage the reputation and brand we have worked so hard to establish. Remember that your obligation to comply with the Code doesn't stop when you leave the office.

We expect you to:

- Be alert to situations or actions that may be unethical or potentially damaging to the company's reputation.
- Watch for warning signs that may signal fraudulent activity and report any suspicious activity.
- Use company property only for valid business purposes and with proper authorization.
- Protect all company and client property and assets against theft or misuse.

What you need to know

- We consider our reputation one of our most valuable assets.
- We protect our assets and use them for appropriate business purposes.

Anti-money laundering and identity theft

The company maintains policies and procedures to prevent and detect money laundering and identity theft. Suspicious activity takes many forms and is hard to define in absolute terms; however, common examples of "red flags" are included in the company's related policies. If you ignore or choose not to report suspicious activity, both you and the company could be considered willfully blind and held liable for the criminal activity.

Report concerns by submitting a *Report of Unusual Activity*, which can be found on *Inside* or the *AdvisorCompass®* site.

Company property

Our company property, including equipment, supplies, systems and facilities, must only be used for valid business purposes. Theft, carelessness and waste have a direct impact on our profitability. If you suspect someone was involved in, or is attempting to cover up, the theft or misuse of company property, immediately report it to your local security personnel or to SecurityAMPF@ampf.com.

Intellectual property

Intellectual property is one of the most valuable assets of our company. Our logos and branding (e.g., trademarks, service marks) stand as a unique symbol of the quality, integrity and reliability that underlie all our products and services. Moreover, they serve to identify us to the world and set us apart from our competitors.

The use of all logos and brand names, such as "Ameriprise Financial," "RiverSource," "Columbia Threadneedle Investments," "Columbia Management" and "Threadneedle" must conform with company policy.

We will also never knowingly infringe on the intellectual property rights of others. You are responsible for confirming that the use of any third-party intellectual property is approved and done with written permission. This includes, but is not limited to, computer programs, brands, logos and periodicals.

◀ 15 ▶

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES I hear leaders refer to enterprise risk management. What does it mean to me in my role? Like all financial services companies, we face various risks that could harm our company, clients and shareholders. We invest significant time and money to identify and manage these risks, but of course it’s impossible to eliminate many of them. Even if an event is completely out of our control, such as a natural disaster or act of terrorism, we need to anticipate it as much as possible and be able to respond effectively. Risks can become more serious over time and new risks are emerging constantly. Our Board of Directors and Executive Leadership Team are focused on risk management because it’s crucial to our continued success. We also have talented teams of officers and employees around the world who are devoted to risk management. To be truly effective in identifying, monitoring and managing risk, each of us must think and act like a risk manager. Regardless of your job or level of responsibility, we expect you to be part of our risk management program. Each of us is a risk manager.   16

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES Safeguard and maintain accurate information We diligently safeguard the personal information of our clients. We believe that accurate recordkeeping and reporting are essential to our reputation and credibility. What you need to know • Always support estimates and accruals with Why ethics matter appropriate documentation based on your best • We collect, safeguard and disclose client or Many data breaches and cybersecurity incidents judgment. sensitive information only in compliance with the are the result of employee mistakes or negligence. law and our policies. • Never falsify any document or distort the true Carelessly clicking a link in an email or opening an nature of any transaction. attachment could result in a serious cybersecurity Confidentiality and privacy incident. You’ve probably read about incidents at • Never enable another person’s efforts to evade We maintain the confidentiality of information taxes or subvert local currency laws. other companies that have cost millions to entrusted to us by the company and our clients. resolve. You play a role in being attentive and Confidential information includes all non-public • Only make payments to the person or firm that doing everything you can to avoid one at information that might be of use to competitors or actually provided the goods or services. Ameriprise. harmful to the company or its clients if released. Only Records management employees with a business need-to-know reason are We maintain appropriate books and records We expect you to: allowed access to such data. Report privacy incidents or unauthorized access to sensitive information to according to the law and our policies. We do not • Protect the privacy, confidentiality and Privacy.Swat.Team@ampf.com. shred, destroy or alter documents that are related to security of client, employee, advisor and any imminent or ongoing investigation, lawsuit, audit, company information. Financial and business information examination or are required to be maintained for regulatory purposes. • Keep accurate business and financial records. Maintaining accurate and complete business and financial records, including financial statements and Signature issues and forgery • Safeguard sensitive information from accounts, expense reports, time records and invoices, unauthorized disclosure. is not just the job of Accounting and Finance Employees, advisors or staff may not copy, affix or trace a client’s signature or sign any document on • Report financial and other business personnel. behalf of a client, even if specifically asked to by information truthfully, accurately and • Always record and classify transactions in the the client. A signature is considered forged if it was completely. proper accounting period and in the appropriate signed by someone other than the person named, • Maintain all business records in accordance account and department. or with the company’s policies and procedures. • Never delay or accelerate the recording of that person’s legally authorized representative. revenue or expenses. Whenever a client signature is required, it must be an original signature of the client or his or her legally authorized representative.   17

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES A package mailed by a client containing a completed application and a check looked like it had been opened. Do I need to tell anyone about this? Yes. Even if nothing appeared to be missing, this is still a potential breach of the client’s privacy. Send an email to Privacy.Swat.Team@ampf.com, who will research and identify potential risk. Contact your leader, registered principal, the Employee Relations Group Service Center at 1.877. 267.4748, the Ethics Hotline at 1.800.963.6395 or Safe Call in the UK at 0800 915 1571 if you: • Believe financial information or business records are not reported or maintained accurately and completely. • Feel pressure to report inaccurate or incomplete financial or business information. • Are asked to prepare or destroy documents in violation of company policy.   18

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Treat everyone with dignity and respect

We value our people, encourage their development and reward their performance.

Why ethics matter

We expect all persons to behave in a values-driven manner, which includes welcoming diversity and treating all people with dignity and respect. Discriminatory treatment and harassment are illegal and violate our company values. Therefore, we encourage individuals to report any violations.

We expect you to:

- Treat others the way you would like to be treated.
- Be an example to the next generation of leaders.
- Support a diverse and safe work environment.
- Notify your local or onsite security personnel or local law enforcement immediately if you see anyone exhibiting threatening behavior or if there is a potentially dangerous situation at your workplace.
  - **Security Services** 1.800.455.5187
  - **Safe Call (UK)** 0800 915 1571
  - **Employee Relations Group Service Center**

What you need to know

- We are good citizens in our communities.
- We make all reasonable efforts to maintain a safe and healthy work environment for our employees and visitors.
- We prohibit discrimination or harassment.

Equal employment opportunity

Employees, financial advisors and leaders are responsible for complying with the company's Equal Employment Opportunity Policy, Individual Treatment Policy and related policies, and anti-discrimination and anti-harassment laws. Leaders have the added responsibility of ensuring compliance with those policies and laws.

Freedom from discrimination

We prohibit discrimination or harassment against any person on the grounds of race, color, religion, national origin, disability, age, sex, marital status, sexual orientation, gender identity, veteran status or citizenship.

Each of us, particularly leaders, is responsible for creating and maintaining a work environment free of discrimination and harassment.

Freedom from fear and violence in the workplace

We prohibit the possession of weapons in the workplace or when conducting business on behalf of the company. You may not assist or permit others to possess weapons in the workplace.

Importance of diversity

We are committed to valuing and supporting diversity in the workplace and community. Employees, field members and staff represent many age groups, ethnicities, family structures, races, religions, sexual orientations, nationalities and mental and physical abilities.

Non-retaliation

We do not retaliate against or intimidate an individual who makes a complaint, assists in making a complaint or is a witness in an investigation. Our values and the law protect an individual who, in good faith, reports discrimination, harassment, threats of violence or any inappropriate behavior.

Safety, health and the environment

19

Exhibit 14(c) CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES We make all reasonable efforts to provide and maintain a safe and healthy working environment for our employees and visitors. A colleague in my department has been acting very erratically lately. He complains that he has been treated unfairly at work and talks about “getting even” with people. What should I do? Call Security Services or your local security personnel immediately and explain the situation. You share the responsibility of helping the company maintain a safe environment for all of our employees and visitors. As long as you act in good faith, you will not face any retaliation for sharing your concerns.   20

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Navigate your ethical questions

Consider your actions carefully. Ask for guidance when you need it.

We expect you to:

- Be aware of the consequences of your actions.
- Ask for guidance when you need it.
- Ask yourself about a potential behavior or action:
  - Is it consistent with the Code and other company policies?
  - Is it ethical?
  - Is it legal?
  - Am I setting a good example?
  - Will it put the company at undue risk?
  - Will it reflect poorly on the company or me?
  - Would I want to read about it in the news or on social media?
  - How would I explain my actions to my colleagues, friends and family?

What you need to know

- We make decisions with integrity.
- We expect our leaders to set an example of courteous and respectful behavior toward their team members and others.

Related policies

The Code of Conduct and the related policies cannot, and do not attempt to, address every possible situation or circumstance that you may encounter. You are responsible for becoming familiar with the Code of Conduct and related policies, adhering to the principles and rules stated in them and seeking advice and guidance when you are uncertain as to the proper course of action.

If you are a leader

Leaders at all levels are responsible for continually emphasizing integrity as a standard of performance for all employees, demonstrating how employees and others should be treated with dignity and respect and creating and maintaining a work environment free of discrimination and harassment.

- Leaders should always seek legal advice about the laws that may apply to a particular situation.
- Leaders are responsible for the health, safety and welfare of their departments, and everyone reporting or assigned to them, including visitors and contractors, regardless of their work location.

If you are an individual contributor

We expect all leaders to set the right ethical example for the company and its employees, regardless of how many people they lead. But even if you aren't a leader, we expect you to be an example of this same honest and ethical behavior for others on your team. Remember that others may model their behavior based on yours, especially if you have more experience or have been with the company for a longer period of time. Never make jokes about complying with the law, our policies and procedures or the Code of Conduct. Never belittle anyone for asking what the right thing to do is.

- If someone on your team asks for your advice on how to handle an ethical question, encourage him or her to speak with your leader.
- Be supportive and remind the person that we have a strict policy against retaliation for reports made in good faith.
- How you behave and what you say matters.

21

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Consequences for non-compliance

Remember that asking for guidance before you act may help you avoid disciplinary action for violating the Code or a law, rule or regulation.

We expect you to:

Talk to your leader or any of these resources about any situation that concerns you:

- **Your Human Resources business partner**
- **Employee Relations Group Service Center** – 1.877.267.4748
- **General Counsel's Organization** – 1.612.671.3602
- **Executive Vice President, Human Resources** – 1.612.671.3997
- **Corporate Secretary's Office** – 1.612.678.0106
- **Ethics Hotline** – 1.800.963.6395
- **Personal Trading Hotline** – 1.612.671.5196
- **Suspicious Activity Hotline** – 1.612.671.6166
- **Safe Call (UK)** – 0800 915 1571
- **FCA Whistleblowing (UK)** – whistle@fca.gov.uk
- **Public Concern at Work (UK)** – helpline@pcaw.co.uk

What you need to know

- We will not accept ignorance or oversight as excuses for behavior that violates the Code, related policies or any law or regulation.
- We retain the right to determine whether specific actions or behaviors violate the Code of Conduct.

Violations of the Code

Personal conduct that violates the Code includes, but is not limited to:

- Willful or negligent damage to company property or the property of others;
- Theft or dishonesty, including falsification of company records or furnishing false or incomplete information on expense forms, time records, employment applications or other documents related to your employment;
- Inappropriate behavior or personal attire that is unprofessional or embarrasses the company or its clients, including posting or transmitting offensive or inappropriate material on the internet or any social media site;
- Disruptive or offensive behavior while conducting company business, including insubordination, willful disregard of company policies or procedures, disrespect toward a client or potential client, a leader or member of management, or failure to perform work as required or assigned; and
- Violations of safety or health laws or regulations or engaging in conduct that creates a safety or health hazard.

In addition, if you violate the law during the course of your employment you may be subject to criminal and civil penalties as well as payment of monetary damages to the company or third parties.

Disciplinary action may also be taken against an employee or advisor who:

- Authorizes, directs, approves, participates in or encourages violations of the Code;
- Deliberately fails to report or conceals violations or deliberately withholds or misstates relevant information;
- Retaliates against any other employee because he or she reported a suspected violation in good faith; or
- Knew or should have known about a violation by people under his or her supervision and did not promptly report it.

22

Exhibit 14(c)

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Resources

Refer to related company policies, procedures or related resources for questions or additional information.

This list contains only a portion of the policies and procedures that may apply to you or that may provide helpful guidance in your role. Search *Inside*, *AdvisorCompass*, *Complisource* or other company intranet systems for these and additional policies.

- Ameriprise Financial Global Anti-Money Laundering and Economic Sanctions Policy
- Ameriprise Financial Personal Trading Policy
- Ameriprise Financial Political Contributions ("Pay to Play") Policy
- Ameriprise Financial Public Appearances and Interaction with the Media Policy
- Client Privacy Principles
- Columbia Threadneedle Investments Activities Involving Outside Entities or Family Relationships Policy
- Columbia Threadneedle Investments Employee Registration and Licensing
- Columbia Threadneedle Investments Firm Registration, Regulatory Filings, and Disclosure Policy
- Columbia Threadneedle Investment Gifts, Entertainment and Other Benefits Policy
- Columbia Management International Compliance Policy for Columbia Management Non-U.S. / Offshore Sales and Service Activities
- Columbia Threadneedle Investments Material Nonpublic Information Policy
- Columbia Threadneedle Investments Political Contributions Policy
- Columbia Management Portfolio Holdings Disclosure Policy
- Columbia Threadneedle Investments Privacy and Information Security and Identity Theft Prevention Program
- Communications and Disclosure Policy
- Corporate Compliance Manual
- Corporate Supervision Manual
- Data and Information Sharing Guidelines
- Dual Registration Policy
- Electronic Communication Acceptable Use Policy
- Equal Employment Opportunity Policy
- Facility Rules, Guidelines and Standards of Use
- Gifts and Business Entertainment Policy - Ameriprise Financial Services, Inc.
- Gifts and Business Entertainment Policy - American Enterprise Investment Services
- Global Anti-Corruption Policy and Guidelines
- Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics Policy
- Handling Whistleblower Claims Policy
- HIPAA Policies and Procedures Manual
- Identity Theft Prevention Policy
- Information Security Policy
- Individual Treatment Policy
- Intellectual Property Policy
- Mandatory Training: Annual Requirements
- Mandatory Training: New-Hire Requirements
- Outside Business Activities Policy
- Record and Information Management Policy
- RiverSource Gifts, Entertainment and Marketing Support Policy
- Secure Workplace Policy
- Social Media Policy
- Threadneedle Other Conflicts of Interest Policies Applicable to Covered Persons
- Threadneedle Market Abuse & Insider Dealing Policy
- Threadneedle Conflicts of Interest Policy
- Threadneedle Outside Activities & Family Relationships Policy
- Threadneedle Gifts & Corporate Hospitality Policy
- Threadneedle Treating Customers Fairly
- Threadneedle Whistleblowing Policy
- Your Guide to a Safe and Respectful Workplace Policy

23

Exhibit 14(c) Notes This document does not create a contract of employment or a contract for any specific term or condition of employment between Ameriprise Financial and an employee. Except as provided otherwise by the laws of a foreign jurisdiction, the relationship between Ameriprise Financial and an employee is at-will, meaning that either the employee or the company may terminate it at any time for any reason, with or without advance notice o r progressive disciplinary action. The company reserves the right to make changes in or discontinue company policies, compensation plans, benefits and programs as it deems appropriate and these changes may be implemented even if they have not been communicated in this (or by change to this) document or otherwise. If this document refers to any company benefit program, it describes only certain highlights of the company’s benefit program. It does not supersede the actual provisions of the applicable plan documents, which in all cases are the final authority. The applicable plan administrator has the sole authority and discretion to determining your eligibility to participate in the plan, interpret the plan documents and administer of the plans. Ameriprise Financial takes reasonable efforts to ensure the accuracy of the contents of policy documents and in the administration of its policies and programs. The company does not assume responsibility for consequential damages caused by administrative or clerical errors. Financial Planning | Retirement | Investments | Insurance Ameriprise Financial, Inc. Corporate Secretary’s Office 1098 Ameriprise Financial Center, Minneapolis, MN 55474 ameriprise.com Revised July 1, 2018 © Ameriprise Financial, Inc. All rights reserved.